Exhibit (h)(4)(i)
PACIFIC LIFE FUNDS
AMENDMENT TO SUB-ADMINISTRATION AND ACCOUNTING
SERVICES AGREEMENT
     This Amendment (“Amendment”) is made as of the 1st day of January, 2007, by and among PACIFIC LIFE FUNDS (formerly, Pacific Funds) (the “Fund”), PACIFIC LIFE INSURANCE COMPANY (“Pacific Life”) and PFPC INC. (“PFPC”).
BACKGROUND:
A.	PFPC, Pacific Life and the Fund entered into a Sub-Administration and Accounting Services Agreement dated as of August 1, 2001, as amended to date, (the “Agreement”) relating to PFPC’s provision of sub-administration and accounting services to the Fund and its portfolios (each a “Portfolio”).

B.	Effective January 1, 2007, the Fund’s name will change from Pacific Funds to Pacific Life Funds.

C.	The parties desire to amend the Agreement as set forth herein.
TERMS:
The parties hereby agree that:
1.	All references to “Pacific Funds” in the Agreement are hereby changed to “Pacific Life Funds.”

2.	Section 16 is hereby amended by deleting sub-section (vi) in its entirety and by replacing it with the following:
“(vi)	Prepare and coordinate the Fund’s annual and semi-annual reports to the extent such service is currently being provided; prepare and coordinate the filing of Form N-CSR, N-Q and N-PX (with the Fund providing the specific information required to be filed on Form N-PX in a format acceptable for filing with the Securities and Exchange Commission).”
3.	Section 16 is hereby amended by deleting sub-section (vii) in its entirety and by replacing it with the following:
“(vii)	Prepare (in coordination with the Fund’s counsel) and coordinate the filing of the annual Post-Effective Amendments to the Fund’s Registration Statement plus, with sufficient advance notice, one additional Post-Effective Amendment (which shall include any supplements exceeding two pages in length that PFPC has drafted) to the Fund’s Registration Statement per year (The term Post-Effective Amendment shall include a preliminary and definitive filing, as needed.); with sufficient advance notice, assist in compiling information for the preparation of Registration Statement supplements (commonly known as “stickers”); prepare and file (or coordinate the filing of) annual and semi-annual reports on Form N-SAR, and Notices pursuant to Rule 24f-2; prepare and coordinate the filing of additional reports required by the SEC, to the extent such preparation/coordination of filing is commercially reasonable and upon such additional terms as the parties hereto may agree;”
4.	Section 16 is hereby amended by adding the following parenthetical to the end of sub-section (viii):
“(with the understanding that in no event will PFPC act as an insurance agent in connection with this service)”
5.	Section 16 is hereby amended by deleting in its entirety sub-section (x) and replacing it with the following:
“(x)	Draft notices, agendas and resolutions in accordance with standards specified by the Board of Trustees for quarterly Board meetings, and draft additional materials in accordance with standards specified by the Board of Trustees for periodic Board meetings (provided that the “materials” referred to in this Subsection 16(x) will be limited to compliance reporting information and financial information maintained by PFPC);”
6.	Section 16 (xi) is hereby amended by adding the word “quarterly” before “Board.”

7.	Section 16 is hereby amended by deleting in its entirety sub-section (xii) and replacing it with the following:
“(xii)	Maintain a regulatory calendar for the Fund listing various SEC filing and Board approval deadlines;”
8.	Section 16 (xiv) is hereby amended by adding the words “blue sky” before the word “notice” and “qualification”;

9.	Section 16 is hereby amended by deleting in its entirety sub-section (xviii) and replacing it with the following:
“(xviii)	Intentionally deleted;”

10.	Section 16 is hereby amended by adding “as set forth in the PFPC Compliance Matrix, as it may be modified from time to time,” following the word “procedures” in the first line of sub-section (xix);

11.	Section 16 is hereby amended by deleting in its entirety sub-section (xxi) and replacing it with the following:
“(xxi)	Assist Fund counsel in the preparation and coordination of the filing of proxy materials for one shareholder meeting every two years and attend and prepare minutes of such meeting;”
12.	Section 16 is hereby amended by adding the following sentence at the end of Section 16:
“Regulatory administration services related to filings with the SEC as well as the preparation of materials and minutes for Board and shareholder meetings are subject to the review and approval of Fund counsel.”
13.	Section 17 (a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a)	This Agreement shall be effective on the date first written above and shall continue through December 31, 2009 (the “Initial Term”).”
14.	The second sentence of Section 17(b) is hereby deleted and replaced with the following:
“Such notice must be received not less than one hundred twenty (120) days prior to the expiration of the Initial Term or the then current Renewal Term.”
15.	Miscellaneous.
(a)	Capitalized terms not defined in this Amendment shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, as to services described in this Amendment, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, as to services described in this Amendment, this Amendment shall control.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

PACIFIC LIFE FUNDS (formerly, Pacific Funds)
By:	/s/ James T. Morris
Name:	James T. Morris
Title:	President

PACIFIC LIFE INSURANCE COMPANY
By:	/s/ James T. Morris
Name:	James T. Morris
Title:	COO

PFPC INC.
By:	/s/ Jay F. Nusblatt
Name:	Jay F. Nusblatt
Title:	SVP